HSBC Finance Corporation
Consumer and Mortgage Lending
Retail Branch Originated Real Estate
Securitization Program
Investor Outreach
August 2007
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-32348-01
August 16, 2007

The issuer has filed a registration statement (including a prospectus) with the Securities and
Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-
8049.
Important Information
Note
All information in this presentation is unaudited and subject to change.

Contents
1. HSBC Corporate Overview and Business Strategy pg. 4-5
2. HSBC Finance Corporation - Managed Receivables & Funding pg. 6-9
Closed end home equity loans – Trust collateral comparison
Highlights of Trust statistics for 2007-2 securitization
3. Consumer Lending Business Model Overview pg. 10-15
Consumer lending organization structure
Overview of Consumer Lending business
Product summary
Sourcing branch real estate accounts
Borrower profile
4. Origination Process & Controls pg. 16-23
Credit Policy & Pricing
Lending/Underwriting
• Income evaluation
• Collateral evaluation
Compliance
Technology
Summary of Consumer Lending model

Headquartered in London, HSBC is one of the largest financial services organizations in the world, with a market capitalization of more than US $215 billion
Listed on the London, Hong Kong, New York, Paris and Bermuda stock exchanges
More than 312,000 staff in over 10,000 properties across 83 countries and territories in Europe, the Asia-Pacific region, the Americas, the Middle East and
Africa to serve more than 125 million customers
Significant balance sheet resources to support priority clients in achieving their strategic objectives-total assets of $2,150 billion and long term/senior rating of
AA-
Pos outlook (S&P), Aa2 Pos outlook (Moody’s) and AA Pos outlook (Fitch)
First half of 2007 pre-tax profit of $14.2 billion up 13% (from first half of 2006).
HSBC Holdings – Leading Global Financial Institution

Business Strategy
Offer a wide range of consumer and mortgage lending services, as well as credit, finance and insurance products
While an originator of products across the credit spectrum, balance sheet focus is on non-
conforming & non-prime borrowers of mortgage, auto, credit card, and consumer loans
Tightening credit in response to recent home appreciation and credit deterioration trends while continuing to grow using focused market expansions
HSBC Finance Corporation Overview and Business Strategy
Overview
Doing business through predecessor entities since 1878
A recognized leader in U.S. consumer lending
Leading market share in all businesses
Balance sheet is focused on non-conforming and non-prime borrowers
Extensive customer base and distribution network
Nationwide branch network, direct mail and e-commerce
Significant distribution through alliances and partnerships
More than 50 million individual customer accounts

06/30/2007
Owned Receivables Mix
$157.7  Billion
HSBC Finance Corporation’s Owned Receivables – By Type
Source: HSBC Finance Corp. 10-Q as of June 30, 2007
Real Estate
Secured
59%
Credit Cards
18%
Auto Finance
8%
Private Label
2%
Personal Non-
credit Card
13%

Securitize all major asset types through both public and private transactions
Issue on a consistent basis to promote research and secondary liquidity
HSBC Finance  – Domestic Funding Mix
Short Term
Debt
8%
Securitized
Financings
14%
Long Term
Debt
78%
$149.6 Billion
Note: Excludes Private Label Credit Card Receivables at HSBC Bank USA.
Domestic Funding Mix
06/30/2007

Characteristics: 2007-2 2007-1 2006-4 2006-3
Pricing Date 05/17/2007 04/16/2007 12/07/2006 10/20/2006
Pool Balance $950,226,163 $981,699,457 $1,127,851,821 $1,413,471,600
Minimum Current Principal Balance $9,613 $5,177 $5,152 $6,110
Maximum Current Principal Balance $781,442 $772,894 $752,795 $783,276
Average Current Principal Balance $132,547 $112,684 $114,596 $131,903
Range of Loan Rates 7.00%-15.60% 7.00%-14.68% 7.000% to 14.930% 7.250% to 15.680%
Weighted Average Loan Rate 9.070% 8.452% 8.449% 8.211%
Range of Original Terms to Maturity 60 to 360 months 60 to 360 months 60 to 360 months 60 to 360 months
Weighted Average Original Term to Maturity 317 months 312 months 311 months 317 months
Range of Remaining Terms to Maturity 44 to 349 months 22 to 346 months 27 to 351 months 34 to 352 months
Weighted Average Remaining Term 304 months 286 months 290 months 298 months
Range of Original Combined Loan-to-Value Ratios 4.00% to 105.91% 6.92%-105.85% 9.62% to 105.89% 4.40% to 105.88%
Weighted Average Original Combined Loan-to-Value Ratios 88.88% 95.64% 93.22% 93.13%
Weighted Average FICO Credit Score 617 620 626 624
Primary Residence 100.00% 100.00% 100.00% 100.00%
First Lien 95.70% 97.50% 94.52% 95.78%
Top State Distributions (by Aggregate Principal Balance) FL 9.91% PA 8.24% FL 12.54% CA 10.47%
VA 8.86% OH 6.35% CA 7.67% VA 7.64%
CA 7.02% NY 6.11% NY 7.42% PA 7.56%
PA 6.77% VA 5.95% PA 6.59% NY 7.53%
NY 6.21% FL 4.23% TX 6.18% OH 4.73%
Branch Closed End Home Equity Loans – Trust Collateral Comparison
•
Detailed information can also be found at:  www.hsbcusa.com/hsbc_finance/abs
Note: The CLTV does not exceed 100% (excluding points and lender fees which are capped at 6%).
Additional Information Sources
• Bloomberg Ticker: HFCHC

Highlights of Trust Statistics for 2007-2 Securitization
Total pool principal balance $       950,226,163
Average original principal loan size $              132,547
Weighted average interest rate 9.07%
Range of original terms to maturity 60 to 360 months
Weighted average original term to maturity                317 months
% ARM loans 0%
% fixed rate 100%
Weighted average FICO at loan closing 617
% 1
st
liens 95.7%
Weighted avg. combined loan to value % 88.9%
Weighted average seasoning for 2007 deals > 12 months
Representative
of total branch
originated
Portfolio
Top States
FL =  9.91%
VA =  8.86%
CA =  7.02%
PA =  6.77%
NY =  6.21%
All Loans
Originated in
Branch
Network

HSBC Finance Corporation has been a responsible, leading provider of credit products to hard working consumers for over 125 years.  Consumer Lending offers products across the credit spectrum to the middle income market across a broad range of channels.
Our balance sheet focus is on non-conforming & nonprime borrowers of mortgage and consumer loans.
$69
B balance sheet
HSBC Finance Corporation Senior Debt Ratings - Aa3/AA-/AA-
Internal capital generation
Efficient operation, with solid history of sustained earnings growth
Consumer Lending intends to be a regular issuer of closed-end structured transactions on a quarterly or more frequent basis.  We are a portfolio lender which holds the entire residual certificate below the AA level (i.e.
17.45% in HELT 2007-1 and 2007-2).
Consumer Lending Organization Structure
Overview
Structure
Notes
June 30, 2007
Brands
Managed Portfolio
Secured      Unsecured
# Retail
Branches
#
Employees
#
Accounts Channels
$50B              $19B About
1,300
13,064 3.0M branches
direct
internet
alliances

Overview of Consumer Lending Business
NON-PRIME
CUSTOMER SEGMENT
CHANNELS
Primarily retail
branch channel
Direct lending
Partnerships
Internet
Direct mail
PRODUCTS
Real estate secured
Predominantly Fixed
Rate (93%)
Unsecured
Ancillary
Insurance
Auto loans
Credit cards
Home and auto
Leading provider of
credit products to hard
working customers for
over 125 years
~3 million active
accounts and
$60+ billion in
gross receivables
Largest U.S. sub-prime
retail mortgage
originator*
Over $40 billion in
gross secured
receivables
* Inside B&C Lending, June 15
th
, 2007

• Highly effective sales organization
• Serve advice preferring customers
• Unique customer value proposition
• Analytically driven decision making
(marketing, risk, operations, collections)
• Multi-channel lender (branch, direct,
partnerships, Internet, direct mail)
• Variety of secured and unsecured product
offerings
• Expanding integration across a diversified
finance company and a broader financial
services business
Consumer Lending’s Position in the Marketplace
• Customers must meet a “net tangible
benefits” test
• One-page loan term disclosure summary
• Independent appraisals and loan closers
• 10-day satisfaction guarantee
• Maximum LTV of 100% (excluding points
and lender fees, capped at 6% under
current guidelines)
• No contemporaneous secured loans within
90 days
• Best rate available, systemically controlled
• Prepayment penalties capped at 2 years
• Securitized loans are generally seasoned at
least 3-4 months on a dollar weighted basis
Competitive Position For secured products

Secured
- RE 1
- RE 2
- PHL
Our portfolio has few nontraditional (affordability) mortgage products, focus is on fixed
(or declining) rate, fully amortizing 30-year product (some I/O or term > 30 years).
Refinance cash-out mortgages
Primarily non-prime & non-conforming
Primarily closed end real estate secured loans
Revolving lines (not securitized)
Limited 2/28 ARMs (not securitized)
Limited purchase money and I/O loans (not securitized)
Our Pay Right Rewards Program is a 20/30/40 bps rate reduction program that can aggregate into 200 to 400 bps in savings over ten years (monthly payment reduces when contract rate is lowered).
Unsecured
Personal note loans and lines of credit
Ancillary
Insurance
Credit life and disability
Involuntary unemployment insurance
Home and/or auto security protection plans
Auto loans (via HSBC Auto)
Credit cards (via HSBC Card)
Consumer Lending Product Summary
Geographic
Diversity
Top Five States as a percentage of the portfolio as of June 30, 2007(none over 15%):
1. California 2. New York 3. Florida 4. Virginia 5. Pennsylvania

Customers primarily are sourced through the branch retail network; a small stream of purchased portfolios and partner referrals and limited website leads.  Sales personnel provide knowledgeable counsel to our customers, in the form of options and true comparisons.
The majority of our branch real estate borrowers are existing customers
Direct mail is used to bring customers to the branch – only a small percent of customers walk into a branch unsolicited
In combination with mail campaign, branch personnel make outbound calls to marketing leads and current customers
Mailing lists are based on:
Customers value relationship earned with branch network.  Consumer Lending’s core customer is high LTV refinance/debt consolidation customer in middle market.
Existing customers
Acquired portfolios
Affiliate customers Paid off accounts
Third party lists
Credit bureau data
Relationship
Lender
Retail
Community
Presence
Affiliate
Partners
Sourcing Branch Real Estate Accounts

Age: ~ 50
Gross Household Income: ~ $75,700
Time on Job: ~ 13.4 years
Avg. Home Value: ~ $190,000
Time at Current Address: ~ 10.9 years
Needs:
Access to more funds and flexibility
Wage earnings are primary income source
Looks for lower monthly payments
Our borrowers view their house as a “home”, not just a place to live
Loan purpose is primarily refinancing and debt consolidation
(January 2007)
Branch Real Estate - Customer Profile

Consumer Lending provides oversight over a decentralized branch platform through these primary centralized functions:
Credit Policy
Lending
Pricing
Compliance
Technology
All aspects of the origination platform are controlled through this framework.
In addition, Consumer Lending has strong governance, management and planning functions internally and externally audited by corporate audit staff and state and federal agencies.  Consumer Lending has high emphasis on quality assurance and quality records management.
Origination Process & Controls

Credit Policy and Pricing
Credit Policy
Credit Policy & Lending sets and changes credit policies. All material credit policy changes are approved by the Consumer Lending Credit Committee
Governs account origination, management, and loss mitigation processes by employing strong analytical & quantitative discipline to risk management and operations
Proprietary credit risk (CGS2) and bankruptcy (IBK) scorecards are used for all automated decisions. Scores also drive manual decision limits. Scorecards are product-specific and regularly revalidated. FICO is not a key driver for underwriting.
This group also independently monitors and audits the quality of underwriting
Pricing
Systemically-controlled pricing ensures consistent pricing for all applicants applying for a similar product
System edits require recalculation of the interest rate if any of the pricing variables are modified.
Pricing cannot be modified by any front-line branch operations personnel.
Override authority is centralized with regional and divisional Branch Operations executives.  Override rates are managed at less than 3%

Lending/Underwriting
Real estate underwriting is centralized in Elmhurst, Illinois.  There is no lending authority vested with any branch operations personnel.  The function reports to the Chief Credit Officer.
Centralized underwriting provides the customer and company consistent decisions according to internal, external and regulatory guidelines.
Key application data is validated by centralized underwriting.
Underwriters operate within tightly defined standard credit policies and procedures. About 3% of total decisions made are for variances outside our standard underwriting guidelines.
Consumer Lending uses a mix of system and human underwriting. All final real estate loans decisions are currently evaluated by an underwriter.  Some preliminary decisions are systematic.

Earnings / W2 Income
12 months of verifiable income is generally obtained
May be a combination of W2 or earnings statement
Documentation required to explain any variance > 10% between the W2 and earnings statement
Verification of employment (VOE) (Form 2061) or phone verification is required when accepting hand-written earnings statement or recent earnings statement is > 45 days.
VOE (form 2061) may be required when:
< 1 year with the current employer
currently on disability
income is derived from bonus, commission, overtime, etc
determining the likelihood for continued receipt of income
Increased income due to a recent “pay increase” will be accepted with a recent earnings statement that reflects the increase
Income Evaluation

Collateral Evaluation
Over 90% of all appraisals are conducted by IREP (3
rd
party vendor management
company)
A small number of customer-supplied, third-party appraisals are accepted, pending quality checking by internal appraisal review staff (reports to Chief Credit
Officer)
AVM (Automated Valuation Model) valuations are used on a limited basis
No contact takes place between branch operations personnel and IREP appraisers
IREP performs back-end quality checks on 100% of its appraisals before releasing value to branch operations
Two appraisals are required for large loan sizes (i.e., $600,000 in core states;
$700,000 in better performing states)
Internal appraisal review staff reviews valuation discrepancies and performs back-end audits
Review appraisals submitted by underwriters for “second look”
Review third-party and dual appraisals
Perform audit of IREP and underwriter quality

Objectives
Identification and assessment of risks
Development of sound policies
Effective communication of risks & policies
Ensure adequate controls are in place to monitor adherence to policy and regulation
Monitor the effectiveness of controls
Developed & implemented industry-leading standards of conduct and best practices which are independently audited
Pre-funding Controls
Application disclosures sent through central mail
Net Tangible Benefits Test – All real estate secured loans must have NTB
High cost controls automatically test APR thresholds
Refinance rules regulate refinance prohibitions
Post-funding Controls
Ongoing monitoring of key compliance controls
Document certification ensures required documents are present and accurate
HMDA compliance
Compliance

Technology Profile and Strategies
Reduce complexity of business processes
Support compliance infrastructure
Significant focus on quality, uptime, availability and reliability
Built for competitive advantage
Highly scalable infrastructure
Business strategy guides all technology decisions
Create value driven technology solutions
Data is a corporate asset